UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K/A

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 11, 2022

AMERICAN AXLE & MANUFACTURING
HOLDINGS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-14303	38-3161171
(Commission File Number)	(IRS Employer Identification No.)

One Dauch Drive, Detroit, Michigan	48211-1198
(Address of Principal Executive Offices)	(Zip Code)

(313) 758-2000
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	AXL	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Explanatory Note

This report amends the Current Report on Form 8-K filed by the Registrant on March 14, 2022 to correct a typographical error relating to the amount of the Term Loan A Facility (as defined below). There are no other changes to the original report.

Item 1.01.	Entry into a Material Definitive Agreement

On March 11, 2022, American Axle & Manufacturing Holdings, Inc. (“Holdings”), American Axle & Manufacturing, Inc., a wholly owned subsidiary of Holdings (“AAM”) entered into the Amended & Restated Credit Agreement (the “Amended & Restated Credit Agreement”), among AAM, as borrower, Holdings, each financial institution party thereto as a lender and JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”), amending and restating the Credit Agreement dated as of April 6, 2017, as amended on July 29, 2019 and further amended on April 28, 2020 (as such second amendment was further amended on June 11, 2021), among AAM, as borrower, Holdings, each financial institution party thereto from time to time as a lender, and the Administrative Agent, including refinancing, upsizing and extending the maturity of the term loan A facility (the “Term Loan A Facility”) and extending the maturity of the revolving credit facility (the “Revolving Credit Facility”).

The Amended & Restated Credit Agreement, among other things, (a) increased the principal amount of the Term Loan A Facility to $520 million; (b) extended the maturity date of the Term Loan A Facility and the Revolving Credit Facility each to March 11, 2027; and (c) established the use under the Term Loan A Facility and Revolving Credit Facility of the Secured Overnight Financing Rate (SOFR) and the minimum Adjusted Term SOFR Rate for Eurodollar-based loans denominated in US Dollars and the Sterling Overnight Index Average (SONIA) and the minimum adjusted daily simple SONIA for loans denominated in Sterling.

The Amended & Restated Credit Agreement also (a) removed the senior secured net leverage ratio covenant; (b) increased the maximum levels of the total net leverage ratio covenant for certain periods; (c) modified the cash interest expense coverage ratio covenant; and (d) modified certain covenants restricting the ability of Holdings, AAM and certain subsidiaries of Holdings to create, incur, assume or permit to exist certain additional indebtedness and liens, to make investments and to make or agree to pay or make certain restricted payments, voluntary payments and distributions.

The proceeds from the upsized Term Loan A Facility will be used to redeem a portion of AAM’s 6.25% Senior Notes due 2026.

The terms of the term loan B facility, including the maturity date, interest rates and applicable margin with respect to such interest rates, under the Amended & Restated Credit Agreement remain unchanged.

A copy of the Amended & Restated Credit Agreement is included as Exhibit 10.1 hereto and is incorporated by reference herein. The foregoing description of the Amended & Restated Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the agreement.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information in Item 1.01 of this Current Report is incorporated by reference into this Item 2.03.

.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
10.1	Amended and Restated Credit Agreement, dated as of March 11, 2022 among American Axle & Manufacturing Holdings, Inc., American Axle & Manufacturing, Inc., certain subsidiaries of American Axle & Manufacturing Holdings, Inc. identified therein (for the limited purpose specified therein), each financial institution party thereto as a lender and JPMorgan Chase Bank, N.A., as Administrative Agent

104	Cover Page Interactive Data File (formatted in Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
Date:	March 14, 2022	By:	/s/ Christopher J. May
Christopher J. May
Vice President & Chief Financial Officer